Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2020 Financial Results

~ Consolidated net sales grew 5 percent in the fourth quarter compared to prior year fiscal quarter  ~

SAN DIEGO – October 20, 2020 – WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2020.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $111.6 million, an increase of 5 percent compared to the prior year fiscal quarter. For the full fiscal year, total net sales were $408.5 million, a decrease of 4 percent compared to the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis, total net sales would have been $112.3 million for the fourth quarter and $413.4 million for the full fiscal year.

•

Net income for the fourth quarter was $19.7 million, an increase of 129 percent compared to the prior year fiscal quarter. For the full fiscal year, net income was $60.7 million, an increase of 9 percent from the prior fiscal year.  Net income in fiscal year 2019 was unfavorably impacted by a reserve for an uncertain tax position of $8.7 million that was recorded during the fourth quarter of fiscal year 2019.

•

Diluted earnings per share were $1.42 in the fourth quarter, compared to $0.63 per share for the prior year fiscal quarter. For the full fiscal year, diluted earnings per share were $4.40 compared to $4.02 in the prior fiscal year.

•

Gross margin was 56.3 percent in the fourth quarter compared to 54.6 percent in the prior year fiscal quarter.  For the full fiscal year, gross margin was 54.6 percent compared to 54.9 percent in the prior fiscal year.

•

Selling, general and administrative expenses were up 10 percent in the fourth quarter to $31.6 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were down 2 percent to $122.0 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were up 9 percent in the fourth quarter to $6.4 million when compared to the prior year fiscal quarter.  Advertising and sales promotion expenses for the full fiscal year were down 7 percent to  $21.6 million compared to the prior fiscal year.

“Fiscal year 2020 brought us many unexpected challenges but it also brought many unexpected opportunities,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “As a global business that sells products in more than 176 countries and territories around the world, each of our markets  were impacted differently by the COVID-19 pandemic and therefore our sales results varied greatly between geographies. In geographies where retail operations remained open and where we were able to leverage our strong digital presence, we saw strong sales growth. However, in markets with strict movement restrictions in place or less developed e-commerce adoption, our sales were challenged.”

“An unexpected developing trend we experienced in the fourth quarter was an increase in demand for products linked to renovation trends associated with the COVID-19 pandemic.  It seems that the more time people spend isolated in their homes, the more time and money they spend making home improvements.  We are calling this trend, ‘isolation renovation’ and in nearly all our direct markets we saw double-digit sales growth of WD-40 Multi-Use Product due to this phenomenon.”

“I also want to take this opportunity to thank our tribe for their commitment during these challenging times. Thank you for working hard to ensure that customer orders were obtained, production lines were functioning, orders were fulfilled, and customers and end-users were getting the products they need.  2020 has been challenging but we have successfully been able to stabilize, secure, and reset our business so that we will thrive in the future,” concluded Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2020	2019	% Change	2020	2019	% Change
Americas	$56,821	$49,318	15%	$200,493	$193,972	3%
EMEA	42,722	36,356	18%	156,241	160,615	(3)%
Asia-Pacific	12,103	21,070	(43)%	51,764	68,763	(25)%
Total	$111,646	$106,744	5%	$408,498	$423,350	(4)%

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 51 percent; for EMEA, 38 percent; and for Asia-Pacific, 11 percent.
•

Net sales in the Americas were up 15 percent in the fourth quarter due entirely to higher sales of maintenance products in the United States,  Canada and Latin America which increased 13 percent, 33 percent, and 38 percent respectively.  Higher sales of maintenance products in the United States were primarily due to an increase in sales of WD-40 Multi-Use Product driven by increased demand linked to renovation trends associated with the pandemic, new distribution and successful promotional programs as well as increased sales through the ecommerce channel during the COVID-19 pandemic.  Higher sales of maintenance products in Canada were due to strong sales of WD-40 Multi-Use Product, WD-40 BIKE and WD-40 Specialist linked to renovation and transportation trends associated with the pandemic.  Although the impacts of the COVID-19 pandemic weakened sales levels throughout many regions of Latin America, during the fourth quarter, these sales declines were more than offset by higher sales of maintenance products in Mexico.

•

Net sales in EMEA increased 18 percent in the fourth quarter primarily due to higher sales of maintenance products in the EMEA direct markets, which increased 35 percent compared to the prior year fiscal quarter. This increase was partially offset by lower sales in the EMEA distributor markets.    Higher sales of maintenance products in the EMEA direct markets were primarily due to increased sales of WD-40 Multi-Use Product and WD-40 Specialist, which increased 33 percent and 37 percent, respectively. This increase was primarily driven by increased demand linked to renovation trends associated with the pandemic,  as well the timing of customer orders which were previously delayed in the third fiscal quarter of fiscal year 2020.  EMEA also experienced strong sales of homecare and cleaning products which increased 36 percent compared to the prior year fiscal quarter. Lower sales in the EMEA distributer markets were primarily attributable to continued disruptions around the distribution and sales of our products as a result of the complete lock down of many markets within the region due to the COVID-19 pandemic.

•

Net sales in Asia-Pacific decreased 43 percent in the fourth quarter primarily due to a lower sales of maintenance products in the Asia distributor markets and in China, which decreased 76 percent and 35 percent, respectively. This decrease was slightly offset by higher sales of homecare and cleaning products in Australia. Lower sales in the Asia distributor markets were primarily attributable to various disruptions related to the COVID-19 pandemic including extended closures, lockdowns and restrictions required by local governmental authorities.  Lower sales in China were primarily attributable to slowness in China’s hardware and industrial channels which continue to be impacted by the macroeconomic effects of the global pandemic.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2020	2019	% Change	2020	2019	% Change
Maintenance products	$100,768	$97,273	4%	$369,444	$386,644	(4)%
Homecare and cleaning products	10,878	9,471	15%	39,054	36,706	6%
Total	$111,646	$106,744	5%	$408,498	$423,350	(4)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 4 percent in the fourth quarter when compared to the prior year fiscal quarter.  This sales growth was primarily attributable to increased sales of WD-40 Multi-Use Product and WD-40 BIKE within the Americas and EMEA segments, which were partially offset by lower sales of WD-40 Multi-Use Product in the Asia-Pacific segment.

•

Net sales of homecare and cleaning products increased by 15 percent in the fourth quarter when compared to the prior year fiscal quarter.  We experienced a significant increase in sales of our homecare and cleaning products beginning in the third quarter of fiscal year 2020 due to increased demand for such products as a result of the COVID-19 pandemic. While each of our homecare and cleaning products have continued to generate positive cash flows, we had experienced decreased or flat sales for many of these products in recent years prior to the COVID-19 pandemic.

Dividend and Share Repurchases

As previously announced, WD-40 Company’s board of directors declared on Monday, October 5, 2020 a quarterly dividend of $0.67 per share payable October 30, 2020 to stockholders of record at the close of business on October 16, 2020.

On June 19, 2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, and remained in effect through August 31, 2020, the Company was authorized to acquire up to $75.0 million of its outstanding shares. During the period from September 1, 2018 through August 31, 2020, the Company repurchased 268,538 shares at a total cost of $46.4 million under this $75.0 million plan. On April 8, 2020, the Company elected to suspend repurchases under this share buy-back plan which subsequently expired on August 31, 2020. The Company suspended repurchases in order to preserve cash while it continued to monitor the impacts of the COVID-19 pandemic. Therefore, no repurchase transactions were made between April 8, 2020 and August 31, 2020.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2020 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020,  which the company expects to file with the SEC on October 21, 2020.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 20, 2020, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company owns maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company owns the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31,	August 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$56,462	$27,233
Trade accounts receivable, less allowance for doubtful
accounts of $362 and $300 at August 31, 2020
and 2019, respectively	80,672	72,864
Inventories	41,264	40,682
Other current assets	6,756	7,216
Total current assets	185,154	147,995
Property and equipment, net	60,759	45,076
Goodwill	95,731	95,347
Other intangible assets, net	8,633	10,652
Operating lease right-of-use assets	8,168	-
Deferred tax assets, net	464	403
Other assets	3,728	3,189
Total assets	$362,637	$302,662

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$21,676	$18,727
Accrued liabilities	21,660	18,513
Accrued payroll and related expenses	14,767	15,301
Short-term borrowings	800	21,205
Income taxes payable	1,213	844
Total current liabilities	60,116	74,590
Long-term borrowings	113,098	60,221
Deferred tax liabilities, net	11,291	11,688
Long-term operating lease liabilities	6,520	-
Other long-term liabilities	11,299	10,688
Total liabilities	202,324	157,187

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,812,685 and 19,773,977 shares issued at August 31, 2020 and 2019, respectively; and 13,664,786 and 13,718,661 shares outstanding at
August 31, 2020 and 2019, respectively	20	20
Additional paid-in capital	157,850	155,132
Retained earnings	398,731	374,060
Accumulated other comprehensive income (loss)	(28,208)	(32,482)
Common stock held in treasury, at cost ― 6,147,899 and 6,055,316
shares at August 31, 2020 and 2019, respectively	(368,080)	(351,255)
Total shareholders' equity	160,313	145,475
Total liabilities and shareholders' equity	$362,637	$302,662

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2020	2019	2020	2019

Net sales	$111,646	$106,744	$408,498	$423,350
Cost of products sold	48,824	48,476	185,481	191,010
Gross profit	62,822	58,268	223,017	232,340

Operating expenses:
Selling, general and administrative	31,553	28,668	121,980	123,946
Advertising and sales promotion	6,395	5,886	21,606	23,306
Amortization of definite-lived intangible assets	355	650	2,211	2,706
Total operating expenses	38,303	35,204	145,797	149,958

Income from operations	24,519	23,064	77,220	82,382

Other income (expense):
Interest income	20	32	93	155
Interest expense	(626)	(579)	(2,439)	(2,541)
Other income (expense), net	838	(54)	641	774
Income before income taxes	24,751	22,463	75,515	80,770
Provision for income taxes	5,086	13,879	14,805	24,862
Net income	$19,665	$8,584	$60,710	$55,908

Earnings per common share:
Basic	$1.43	$0.63	$4.41	$4.03
Diluted	$1.42	$0.63	$4.40	$4.02

Shares used in per share calculations:
Basic	13,665	13,731	13,691	13,799
Diluted	13,694	13,763	13,719	13,830

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2020	2019
Operating activities:
Net income	$60,710	$55,908
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,701	7,593
Net gains on sales and disposals of property and equipment	(124)	(99)
Deferred income taxes	(509)	(4)
Stock-based compensation	5,358	4,446
Unrealized foreign currency exchange losses (gains), net	265	651
Provision for bad debts	134	67
Changes in assets and liabilities:
Trade accounts receivable	(4,499)	(7,318)
Inventories	555	(4,800)
Other assets	232	5,802
Operating lease assets and liabilities, net	233	-
Accounts payable and accrued liabilities	2,725	(7,948)
Accrued payroll and related expenses	(1,042)	879
Other long-term liabilities and income taxes payable	925	7,674
Net cash provided by operating activities	72,664	62,851

Investing activities:
Purchases of property and equipment	(19,307)	(13,282)
Proceeds from sales of property and equipment	362	383
Maturities of short-term investments	-	219
Net cash used in investing activities	(18,945)	(12,680)

Financing activities:
Treasury stock purchases	(16,825)	(29,625)
Dividends paid	(36,039)	(32,889)
Repayments of long-term senior notes	(800)	(800)
Net proceeds (repayments) from revolving credit facility	29,595	(2,912)
Shares withheld to cover taxes upon conversion of equity awards	(2,640)	(2,783)
Net cash used in financing activities	(26,709)	(69,009)
Effect of exchange rate changes on cash and cash equivalents	2,219	(2,795)
Net increase (decrease) in cash and cash equivalents	29,229	(21,633)
Cash and cash equivalents at beginning of period	27,233	48,866
Cash and cash equivalents at end of period	$56,462	$27,233